UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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COVISINT CORPORATION

(Name of Registrant as Specified In Its Charter)

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SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF SHAREHOLDERS

To Be Held on July 25, 2017

This supplement (this “Supplement”) amends and supplements the definitive proxy statement (the “Proxy Statement”) initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 26, 2017 by Covisint Corporation (“we”, “us”, “our”, “Covisint” or the “Company”) for a special meeting of shareholders of Covisint to be held on July 25, 2017, at 10:00 a.m. ET. The special meeting will be a virtual meeting of our shareholders. The purpose of the special meeting is to consider and vote upon, among other things, a proposal to approve the Agreement and Plan of Merger, dated as of June 5, 2017 (the “Merger Agreement”), among the Company, Open Text Corporation, a Canadian corporation (“OpenText”), and Cypress Merger Sub, Inc., a Michigan corporation and wholly owned subsidiary of OpenText (“Merger Sub”). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”), and each share of our Common Stock outstanding at the Effective Time of the Merger (other than shares owned by the Company, OpenText, Merger Sub or any of their respective subsidiaries) will be canceled and converted into the right to receive $2.45 in cash, without interest and less required withholding taxes, if any. Defined terms used and not otherwise defined herein have the same meanings set forth in the Proxy Statement.

The information contained herein speaks only as of July [•], 2017, unless the information specifically indicates that another date applies.

The board of directors of the Company (the “Board”) unanimously: (i) adopted the Merger Agreement and determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its shareholders; and (ii) recommends that the shareholders of the Company vote “FOR” the approval of the Merger Agreement and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

If you have not already submitted a proxy for use at the special meeting, you are urged to do so promptly. No action in connection with this Supplement is required by any shareholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Supplement and the other documents referred to herein include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “contemplate,” “would” and similar expressions that contemplate future events. Such forward-looking statements are based on management’s current assumptions and expectations, including the expected completion and timing of the Merger and other information relating to the Merger. You should be aware that forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made, and we undertake no obligation to update or revise any forward-looking statements made in this Supplement or elsewhere as a result of new information, future events or otherwise, except as required by law, including the requirements of Schedule 14A. In addition to other factors and matters contained in or incorporated by reference in this Supplement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the failure to obtain the required vote of the Company’s shareholders to approve the Merger Agreement or the failure to satisfy any of the other closing conditions to the Merger, and any delay in connection with any of the foregoing;

•	risks related to the distraction of management’s attention from the Company’s ongoing business operations due to the pendency of the Merger;

•	the effect of the announcement of the Merger on the ability of the Company to retain and hire key personnel, maintain relationships with its customers and maintain its operating results and business generally;

•	the outcome of any legal proceedings that may be instituted against the Company, the Board and others relating to the Merger Agreement; and

•	other risks detailed in our filings with the SEC, including our most recent Annual Report on Form 10-K and later filed Current Reports on Form 8-K. See “Where You Can Find Additional Information.”

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee that the Merger will be completed in a timely manner, if at all, and cannot guarantee any other future results, levels of activity, performance or achievements.

SUPPLEMENTAL INFORMATION TO THE PROXY STATEMENT

While the Company does not believe any supplemental information is required by law to be included in the Proxy Statement, it is providing the following clarifications and additions to the disclosures in the section entitled, “The Merger (Proposal 1)— Background of the Merger” (the “Revised Disclosure”).

The Revised Disclosure should be read in conjunction with the Proxy Statement, which is available on the Internet site maintained by the SEC at http://www.sec.gov, along with periodic reports and other information the Company files with the SEC.

The following disclosure supplements and restates the sixth paragraph on page 34 of the Proxy Statement in the section entitled “The Merger (Proposal 1)— Background of the Merger.”

Also on February 7, 2017, the Board held a meeting with members of senior management and representatives of Evercore and Paul Hastings in attendance. Representatives of Evercore updated the Board on the status of out-reach to potential acquirors of the Company. Representatives from Evercore informed the Board that from the time Evercore had been contacted by the Company to act as its financial advisor to date, Evercore had conducted discussions with no less than 52 potential buyers representing a mix of strategic and financial companies to gauge their interest in acquiring the Company. As a part of the process, 21 parties negotiated and entered into confidentiality agreements with the Company (16 of those agreements contained standstill provisions, including a “don’t ask, don’t waive” provision, 12 of which remain in place and effect, the others (including those of Company B and Company I) having lapsed with the announced change in control transaction). The precise terms of the standstill or “don’t ask, don’t waive” provisions varied among the 16 agreements, but all reflected customary formulations of such types of provisions. Management of the Company held confidential management meetings with four potential acquirors: OpenText and Company B, Company C, and Company D. In addition, further confidential management meetings were scheduled with four more potential bidders: Company F, and three potential bidders that we refer to as: “Company H,” “Company I,” and “Company J.” Certain of the Company’s existing customers, which we refer to as “Company K” and “Company L,” were also aware that the Company was exploring strategic alternatives. Evercore’s representatives advised that a process letter would be circulated requesting indications of interest from all potential acquirors of the Company by February 23, 2017.

The following disclosure supplements and restates the last paragraph on page 37, which carries over onto page 38, of the Proxy Statement in the section entitled “The Merger (Proposal 1)— Background of the Merger.”

Representatives of Evercore advised the Board on the status of the strategic alternatives process, noting that since the last Board meeting, access to the Company’s electronic data room had been provided to Company D, Company B, and Company I and that members of the Company’s management team had met with each of these parties for due diligence meetings. Evercore noted that each of the parties had been informed that the final bid with a fixed price, rather than a range, and a mark-up to the merger agreement that had been provided in the electronic data room was due by March 30, 2017. Representatives of Evercore also informed the Board that it had received a revised, written indication of interest from OpenText with an all cash purchase price of $2.45 per share, but that OpenText was not willing to mark up the definitive agreement unless the Company granted OpenText exclusivity. Representatives of Evercore also informed the Board that it had received a revised written indication of interest from Company I with an offer price of $2.25 per share in cash. Representatives of Evercore noted for the Board that the prices reflected in each of the party’s bids appeared to reflect a financial analysis of the Company and its business and did not appear to attribute significant value to the Company’s cloud Platform. Representatives of Evercore also noted that buyers were very focused on the lack of historical revenue growth, lack of pipeline conversion, and lack of visibility around new bookings. Next, Mr. Digirolamo presented the Base Case Projections and the Sensitized Projections to the Board. Representatives of Evercore led the Board through a standalone valuation of the Company based on the Base Case Projections and the Sensitized Projections and discussed with the Board the work performed by Evercore in its valuation analyses of the Company. Representatives of Evercore led the Board through a preliminary valuation analysis of the Company based on the Base Case Projections and the Sensitized Projections and discussed with the Board the work performed by Evercore in its valuation analyses of the Company. There was extensive discussion between the Board and its advisors regarding the feasibility and risks involved in pursuing each of the financial plans presented to the Board and Evercore’s valuation analyses. Two members of the Board, Messrs. Jonathan Yaron and Andreas Mai, indicated that they did not favor a sale of the Company in the $2.50 range at such time and believed that the Company should either pursue a course of action for the business similar to the Sensitized Projections or other alternatives to increase profitability, with a goal to again potentially explore strategic alternatives in twelve months. They further indicated that implementing changes in the Company prior to the sale could create more value for the Company’s shareholders. The remainder of the Board indicated that they were supportive of a sale of the Company in the $2.50 per share range, citing concerns that there was significant downside risk in the Company pursuing a course of action similar to the Sensitized Projections, including the impact such approach would have on the Company’s customer base. After further discussion, the Board determined to continue to move forward with the sale process.

The following disclosure supplements and restates the second to last paragraph on page 38 of the Proxy Statement in the section entitled “The Merger (Proposal 1)— Background of the Merger.”

On the evening of April 1, 2017, the Board held a telephonic meeting with members of the Company’s management team, with representatives of Evercore and Paul Hastings in attendance. Evercore’s representatives provided an update on the strategic alternatives process, including updated bids. Representatives of Evercore informed the Board that Company B confirmed its all cash bid price of $2.15 per share and Company I confirmed its all cash bid price of $2.25 per share. Evercore informed the Board that Company D had indicated it could fix its all cash bid price at $2.35 per share, with an indication that it could increase its bid price following confirmatory due diligence. Company D’s bid did not include a financing contingency, but Company D indicated that it intended to raise third-party debt. Representatives of Evercore informed the Board that OpenText’s bid remained at $2.45 per share with a requirement of exclusivity. Evercore also noted that OpenText had not yet entered the electronic data room. The Board had an extensive, detailed discussion of the status of the process, including possible strategies to increase the bids. The Board also discussed whether the Company’s shareholders would support a sale of the Company at the potential price levels. Messrs. Yaron and Mai again reiterated their view that they continued to believe that the Company should pursue the Sensitized Projections or pursue other alternatives to increase profitability and enhance shareholder value. The remainder of the Board indicated that they were supportive of continuing the sale process and having Evercore engage with each of the bidders in an attempt to have them increase their bids. The Board directed Evercore to request that OpenText increase its offer to $2.50 per share and to offer a three-week exclusivity period to OpenText if OpenText provided the Company with a mark-up of the merger agreement in the first week and actively conducted due diligence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The shareholders of Covisint are being asked to approve the Merger Agreement. In order to solicit this approval, Covisint has filed certain solicitation documents with the SEC, including the Proxy Statement filed on June 26, 2017. The Proxy Statement was also mailed to Covisint’s shareholders on or about June 26, 2017. Investors and security holders are urged to read these documents and all related supplements and amendments because they contain (and will contain) important information about Covisint, OpenText and the Merger Agreement. Investors and security holders may obtain free copies of these documents and other related documents when they are filed with the SEC at the SEC’s web site at www.sec.gov or by directing a request to Covisint Corporation, Attention: Secretary, 26533 Evergreen Road, Suite 500, Southfield, Michigan 48076.

PARTICIPANTS IN SOLICITATION

Covisint and its directors and executive officers may be deemed participants in the solicitation of proxies from the shareholders of Covisint in connection with the Merger. Information regarding the interests of these directors and executive officers in the Merger is included in the Proxy Statement. Additional information regarding the directors and executive officers of Covisint is also included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2017, which was filed with the SEC on June 5, 2017 and the definitive proxy statement relating to the Company’s 2016 Annual Meeting of Shareholders, which was filed with the SEC on September 14, 2016. These documents are available free of charge at the SEC’s web site at www.sec.gov and from the Company’s Secretary, as described above.